Exhibit 21
Subsidiaries
Each of the subsidiaries in the following list will be a wholly-owned subsidiary of Journal Media Group, Inc. upon the completion of the transactions described in the Journal Media Group, Inc. Registration Statement on Form S-4, file No. 333-201540.

Name	State of Incorporation/Organization
Memphis Publishing Company	Delaware
Evansville Courier Company, Inc.	Indiana
Boat Spinco, Inc.	Wisconsin
Desk Spinco, Inc.	Wisconsin
Journal Community Publishing Group, Inc.	Wisconsin
Journal Sentinel Inc.	Wisconsin
Scripps NP Operating, LLC	Wisconsin